Exhibit 10.20
August 26, 2013

Sam Eaton

Dear Sam:

Offer of employment with Yelp Inc.

Further to our discussions, I confirm that we would like to offer you a new role with Yelp Inc., based in San Francisco, on the terms set out in the attached offer letter. Acceptance of the offer is subject to you confirming that your current employment with Yelp Ireland will cease by mutual agreement simultaneously with the commencement of your new employment with Yelp Inc.

Assuming that you wish to accept the role, please confirm that you agree to the terms of the proposed offer by signing, dating and returning: (1) the tri-partite Termination and Rehire Agreement annexed to this letter; and (2) the offer letter attached.

The offer letter is subject to and conditional on you agreeing to the Termination and Rehire Agreement.

If you have any questions regarding the attached, please contact Carolyn Kenady.

Yours sincerely,

/s/ Michael Stoppelman
Michael Stoppelman

Vice President of Engineering

For and on behalf of Yelp Inc.

TERMINATION AND REHIRE AGREEMENT

This Agreement is between:

(1)Sam Eaton (the "Employee");

(2)Yelp Ireland Ltd a company registered in Ireland, under registration number 484943, with its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland ("Yelp Ireland"); and

(3)Yelp Inc., a company incorporated in Delaware, United States ("Yelp Inc.")
Whereas:
AThe Employee is currently employed by Yelp Ireland;

BYelp Inc., has offered a new position to the Employee subject to and conditional on the Employee's employment with Yelp Ireland terminating by mutual agreement; and

CThe Employee wishes to accept the offer of employment with Yelp Inc.

The parties agree as follows:

1.With effect from September 1, 2013 (the "Commencement Date") the Employee's employment with Yelp Ireland will terminate by mutual consent. Yelp Ireland will continue to be responsible for all payments and the provision of all other benefits due to the Employee in connection with his employment up to the Commencement Date at which point the Employee's entitlement to salary and all benefits will cease.

2.With effect from the Commencement Date the Employee will commence employment with Yelp Inc. on the terms set out in the offer letter dated September 1, 2013.

3.The Employee agrees that no claims or liabilities arise, and no payments or benefits will become due or payable, as a result of or in connection with the termination of his employment with Yelp Ireland and any and all such claims or liabilities which may exist or arise are hereby settled and waived. Further, the Employee agrees that he has no outstanding claims or causes of action against Yelp Ireland in connection with his employment with Yelp Ireland and that any and all such claims which may exist are hereby settled and waived.

/s/ Sam Eaton	Aug 27, 2013
Sam Eaton “Employee”	Date

/s/ Laurence Wilson	Aug 27, 2013
Laurence Wilson	Date
for and on behalf of
Yelp Ireland Ltd

/s/ Michael Stoppelman	Aug 27, 2013
Michael Stoppelman	Date
for and on behalf of
Yelp Inc.

August 26, 2013

Sam Eaton

Re: Offer Letter

Dear Sam Eaton,

Congratulations! We're happy to offer you this position in our San Francisco office as Director of Engineering Operations with Yelp Inc. Here are the elements of this offer.

1.Basics

Your employment with Yelp Inc. ("Yelp") will start on September 1, 2013. You will continue to report to Michael Stoppelman on our Engineering team. You will work primarily in San Francisco, CA, though you may also be required to work at other Yelp offices and locations from time to time. As an exempt salaried employee, you will be expected to work the hours, including evenings and weekends, required to perform your job duties. Your employment with Yelp is conditioned on your ability to maintain your status to work legally in the United States.

2.Compensation

The annualized salary for this position is $220,000, less required and designated payroll deductions and withholdings, payable pursuant to our regular payroll policy. We currently make payments twice a month.

We may change your compensation and benefits from time to time in our sole discretion

3.Stock Options

Your new hire stock option award as a new employee of Yelp Ireland will continue to vest pursuant to the vesting schedule set forth in the equity award grant notice and agreement.

4.Relocation Bonus

We are pleased to offer you a $10,000 relocation bonus when you relocate to San Francisco. The bonus will be paid to you once your relocation to San Francisco is complete, and will be subject to Yelp Inc's standard payroll and tax practices. In the event that your employment with Yelp terminates for any reason before the completion of twelve (12) full months from the date the relocation bonus is paid to you, you are required to refund a pro-rata share of this relocation bonus.

5.Benefits

We're happy to make our standard benefits package available to you, including health, dental, vision, term life insurance, long-term disability, and 401K plans. You're also eligible for fifteen (15) days of paid time off per year, prorated for the remainder of the calendar year. Please feel free to ask HR for more details on benefits.

6.Dispute Resolution and Other Policies

Like every company, we have our share of do's and don'ts, and other company policies. Your continued employment at Yelp will be conditioned on your complying with these policies. In particular, you will need to comply with our Employee Handbook, which sets forth a range of important policies. Please note the dispute resolution policy in particular, which calls for disputes between you and Yelp to be adjudicated through binding arbitration rather than the courts. You may opt-out of this policy, as described therein. We will make the Employee Handbook available to you on our intranet site when you start. Please read it carefully. Your continued employment at Yelp Inc. will constitute your acknowledgement and acceptance of these policies.

7.At-Will Employment

Your position with Yelp is "at-will," meaning that both you and Yelp may terminate your employment at any time, for any reason, and without notice. This letter contains the entire agreement between you and Yelp regarding the right and ability of either you or Yelp to terminate your employment. In addition, please note that we may change your position, duties, compensation, benefits, and work location from time to time in our sole discretion.

8.Miscellaneous

By signing below, you represent that taking and performing the position Yelp is offering you will not violate the terms of any agreements you may have with others, including any former employers. You also understand that in your work for Yelp, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Yelp. You agree that you will not bring into the office - or use in your work for Yelp - any unpublished documents or property belonging to any former employer or third party that you are not authorized to use for that purpose or disclose. You also represent that you have disclosed to Yelp any contract you have signed that might restrict your activities on behalf of Yelp.

9.Conclusion

This letter, together with the Confidentiality and Invention Assignment Agreement and Yelp's Code of Conduct, will form the complete and exclusive statement of your employment agreement with Yelp ("Employment Agreement"). The Employment Agreement supersedes any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matter of the Employment Agreement. The Employment Agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of Yelp.

We are committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets. We look forward to you joining us! Please sign the bottom of this letter and return it to accept this offer.

Sincerely,

/s/ Michael Stoppelman

Michael Stoppelman
Yelp Inc.

/s/ Sam Eaton    Aug 27, 2013
Employee Acceptance/Signature    Date